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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3
                            AMENDMENT NO. 1

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person


  Sandera Partners, L.P.
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   (Last)               (First)                 (Middle)


  1601 Elm Street, Suite 4000
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                                    (Street)

   Dallas                Texas                  75201
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   12/28/2001
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Edge Technology Group, Inc. (EDGE.OB)
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5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)

   January/2002
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned
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                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
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Common Stock, par value $0.01                 2,380,357                     D
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Common Stock, par value $0.01                 1,156,679                     I(1)           By Summit Capital Limited
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
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                              12/28/     03/31/        Common
Convertible Note               2001      2002 (2)      Stock    946,667(3)    $1.50          D        D
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Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of
     Section 16 or for any other purpose.

(2) The current maturity date of the convertible note. The convertible note may be extended by agreement of the parties.

(3)  Based on $1,420,000 principal amount outstanding as of December 28, 2001.


SANDERA PARTNERS, L.P.

By:  Sandera Capital Management, L.P., its general partner

    By:  Sandera Capital, L.L.C., its general partner


        By:  /s/  J. KEITH BENEDICT                                05/09/2002
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           J. Keith Benedict, Vice President                         Date
           **  Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.